Exhibit 10.129
Home Office
144 East 6th Street
Erie, PA 16507
LEASE AGREEMENT
     THIS LEASE is made and entered into this 1st day of January, 2011, between ERIE INSURANCE EXCHANGE, a reciprocal insurance exchange organized under the laws of Pennsylvania with principal offices and place of business at 100 Erie Insurance Place, Erie, PA 16530, acting by and through its attorney-in-fact, ERIE INDEMNITY COMPANY, (“Landlord”),
AND
          ERIE INDEMNITY COMPANY, a Pennsylvania business corporation, with its principal offices and place of business at 100 Erie Insurance Place, Erie, PA 16530 (“Tenant”).
PARAGRAPH 1. LEASED PREMISES DESCRIPTION AND TERM
Description
1.01. In consideration of the rents, terms, provisions and covenants of this Agreement, Landlord hereby leases, lets and demises to Tenant approximately 558,928 square feet of rentable office space, located in that building known as Home Office (“Building”), said Building and underlying realty situated at 144 East 6th Street, Erie, PA 16507 (“Property”). More specifically, such 558,928 rentable square feet includes those areas highlighted in yellow on attached Lease Agreement Exhibit A 1 which is made a part hereof and incorporated herein. The highlighted area of Exhibit A 1 evidences the present approximate area of the Building hereinafter referred to as “Leased Premises” or “Premises.” Tenant shall also be entitled to the use of parking ramps and surface parking surrounding and attached to said “Building”.
Term of Lease
1.02 The term of this Lease shall commence on January 1, 2011 (“Effective Date”) and shall terminate on the 31st day of December, 2016, (“Original Term”).
Option to Renew
1.03. Tenant has the right to extend this Lease beyond the Original Term provided in Paragraph 1.02 on the following terms and conditions:
(a) Should Tenant fully perform all of the terms and conditions of this Lease, Tenant may extend the term of this Lease for a period of five (5) years, (“First Option”), to commence on January 1, 2017 and expire on December 31, 2021. However, if Tenant is in default in the performance of any of the terms or provisions of this Lease at the expiration date of the Original Term, the First Option shall be null and void. Unless expressly set forth herein to the contrary, all terms, covenants, and provisions of the Original Term shall apply to the First Option.
(b) Tenant may exercise the First Option by (i) giving Landlord notice of its intention to do so not later than 90 days prior to the expiration of the Original Term.

Holdover
1.04. If Tenant holds over and continues in possession of the Leased Premises after expiration of the term of this Lease or any extension of that term, Tenant will be deemed to be occupying the Leased Premises on the basis of a month-to-month tenancy, subject to all of the terms and conditions of this Lease.
PARAGRAPH 2. RENT
Fixed Minimum Rent
2.01.	Commencing on the Effective Date and continuing through the termination of the Original Term, Tenant agrees to pay monthly as fixed minimum rent during the term of this Lease the sum of $863,921.00 per month. Such sum includes the estimated operational cost as defined in section 2.03. Payment shall be made in advance on the first day of each month and rent for any fractional month at the beginning or end of the Lease shall be prorated on a per diem basis. Tenant shall pay, as additional rent, all other sums due and payable under this Lease on the date set forth herein by which such payments are to be made. On an annual basis, Landlords accounting shall recalculate the Fixed Minimum Rent based on the average Treasury Bill rate or discount rate. Landlords accounting shall perform this 4 months in advance of the end of the calendar year for determining the Fixed Minimum Rent for the following year. The Fixed Minimum Rent for 2011 is $7.33 per square foot.
Operating Expenses
2.02	Tenant shall also pay as additional rent Tenant’s pro rata share of the operating expenses of the Landlord for the building and/or project of which the leased premises are a part. Each year, the Landlord will notify the Tenant of the anticipated operating expenses for the coming year. Notice shall include the cost per square foot and the total monthly operating expense for such. Tenant shall pay such monthly operating expense alone with their monthly rent. The operating expenses for 2011 is $11.22 per square foot. Within four (4) months of the close of each calendar year, Landlord shall provide Tenant an accounting showing in reasonable detail all computations of additional rent due under this section for said calendar year. In the event the accounting shows that the total of the monthly payments made by Tenant exceed the amount of additional rent due from Tenant under this section, the accounting shall be accompanied by refund. In the event the accounting shows that the total of the monthly payments made by Tenant is less then the amount of additional rent due from Tenant under this section, the accounting shall be accompanied by an invoice for the additional rent.
Definition of Operating Expenses
2.03	The term “Operating Expenses” includes all expenses incurred by Landlord with respect to the maintenance and operation of the building of which leased premises are a part, including, but not limited to, the following: maintenance, repair and replacement costs; electricity, fuel, water, sewer, gas, and other utility charges; security, window washing and janitorial services; trash and snow removal; landscaping and pest control, management fees, wages and benefits payable to employees of Tenant whose duties are directly connected with the operation and maintenance of the building; all services, supplies, repairs, replacements or other expenses for maintaining and operating the building including parking and common areas; cost, including interest, amortized over its useful life, of any capital improvement made to the building by Landlord after the date of this Lease which is required under any governmental law or regulation over its useful life, of installation of any devise or other equipment which improves the operating efficiency of any system within the leased premises and thereby reduces operating expenses; all other expenses which would generally be regarded as operating and maintenance expenses which would reasonably be amortized over a period not to exceed five (5) years; all real property taxes and installments of special assessments; and all insurance premiums Landlord is required to pay or deems necessary to pay, including public liability insurance, with respect to the building. The term “Operating Expenses” does not include the following: repairs, restoration or other work occasioned by fire, wind, the elements or other casualty; income and income paid to any employee of Landlord above the grade of property manager; any depreciation allowance or expense; or operating expenses which are the responsibility of Tenant.
PARAGRAPH 3. USE OF PREMISES
Use of Premises
3.01.	Tenant will use and manage the Leased Premises solely as a business office pursuing activities which are both lawful and in compliance with all relevant zoning and other municipal ordinances.
PARAGRAPH 4. MAINTENANCE AND SURRENDER
Maintenance and Surrender by Tenant
4.02.	At the termination of this Lease, Tenant shall deliver the Leased Premises in as good a condition and state of repair as at the time Landlord delivered possession to Tenant, except for reasonable wear and tear and damage by fire, flood, or other casualty. If Tenant commits waste, Landlord shall have the right, but not the obligation, to cause repairs or corrections to be made, and any reasonable costs incurred for such repairs or corrections for which Tenant is responsible under this Paragraph shall be payable by Tenant to Landlord as additional rent on the next rent installment date.
PARAGRAPH 5. ALTERATIONS, ADDITIONS, IMPROVEMENTS, AND FIXTURES
Consent of Landlord
5.01.	Tenant shall not make any alterations, additions, or improvements to the Leased Premises without the prior written consent of Landlord, such consent not to be unreasonably withheld.
Property of Landlord
5.02.	All alterations, additions, or improvements made by Tenant shall become the property of Landlord at the termination of this Lease. However, if Tenant so elects at such termination, Tenant shall promptly remove all alterations, additions, and improvements, and any other property placed in or on the Premises by Tenant, and Tenant shall repair any damage caused by such removal.
Trade Fixtures
5.03.	Tenant has the right at all times to erect or install furniture and fixtures, provided that Tenant complies with all applicable governmental laws, ordinances, and regulations. Tenant shall remove such furniture and fixtures at the termination of this Lease. Prior to the termination of this Lease, Tenant must repair any damage caused by removal of any such furniture or fixtures.

Landlord’s Right to Make Tenant’s Alterations, Additions, or Improvements
5.04.	Maintenance and/or construction employees of Landlord, or Landlord’s contractors, shall make all alterations, additions, or improvements to the Leased Premises which have received the prior written consent of Landlord if Landlord’s bid for such work is equal to or less than any other reasonable arms-length bid which Tenant has obtained from any other contractor. If Landlord’s bid is not accepted by Tenant because it is not the lowest responsible bid, Tenant will see that its contractor makes all such alterations, additions, or improvements in a first-class and workmanlike manner which shall be in compliance with all relevant building and safety codes and all other local, state, and federal building requirements applicable to such alterations, additions, or improvements.
Landlord Renovations
5.05	Landlord will, at its expense, install new carpeting and base, and one coat of paint on existing walls.
PARAGRAPH 6. DAMAGE OR DESTRUCTION
Total Destruction
6.01.	If the Leased Premises are totally destroyed by fire, flood, or other casualty not the fault of Tenant or any person in or about the Leased Premises with the express or implied consent of Tenant, or if the Premises should be so damaged by such a cause that rebuilding or repairs cannot be completed within 90 working days, this Lease shall terminate, and rent shall be abated for the unexpired portion of this Lease, effective as of the date of written notification as provided in Paragraph 8.01.
Partial Destruction
6.02.	If the Leased Premises are damaged by fire, flood, or other casualty not the fault of Tenant or any person in or about the Leased Premises with the express or implied consent of Tenant, but not to such an extent that rebuilding or repairs cannot reasonably be completed within 45 working days from the date of the commencement of the rebuilding or repairs, this Lease shall not be terminated except as provided in Subparagraphs (a) and (b).
(a) If the partial destruction of the Leased Premises occurs prior to the final six months of the Lease term, Landlord shall, at its sole cost and risk, proceed immediately to rebuild or repair the damaged buildings and improvements to substantially the condition in which they existed prior to such damage. If the Leased Premises are untenantable in whole or in part following such damage, the rent payable during the period in which they are untenantable shall be adjusted equitably. In the event that Landlord should fail to complete such rebuilding or repairs within 45 working days from the date of the commencement of the rebuilding or repairs, Tenant may terminate this Lease by written notification to Landlord. On such notification, all rights and obligations under this Lease shall cease.
(b) If partial destruction of the Leased Premises occurs in the final six months of any leased term, Landlord need not rebuild or repair the Premises. If Landlord elects not to rebuild or repair the Premises and the Leased Premises are untenantable in whole or in part following such damage, Tenant may elect to terminate the Lease or to continue the Lease with the rent for the remainder of the Lease period adjusted equitably.
PARAGRAPH 7. CONDEMNATION
Total Condemnation

7.01.	If the whole of the Leased Premises shall be taken by any public or quasi-public authority under the power of eminent domain, condemnation, or expropriation or in the event of a conveyance in lieu thereof, then this Lease shall terminate on the date when Tenant is required to yield possession. Rent shall abate and Tenant shall have no claim against Landlord or the condemning authority for the value of the unexpired term of this Lease.
Partial Condemnation
7.02.	If any part of the Leased Premises shall be so taken or conveyed and if such partial taking or conveyance shall render the Leased Premises unsuitable for the business of the Tenant, then the term of this Lease shall cease and terminate as of the date on which possession of the Leased Premises is required to be surrendered to the condemning authority. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of this Lease. In the event such partial taking or conveyance is not extensive enough to render the Premises unsuitable for the business of Tenant, this Lease shall continue in full force and effect except that the rent shall be adjusted equitably during the unexpired portion of the Lease.
Landlord’s Damages
7.03.	In the event of any condemnation or taking, whether whole or partial, the Tenant shall not be entitled to any part of the award. Tenant hereby expressly waives any right or claim to any part of such amount and assigns to Landlord any such right or claim to which Tenant might become entitled.
Tenant’s Damages
7.04.	Although all damages in the event of any condemnation are to belong to the Landlord, Tenant shall have the right, to the extent that it shall not diminish the Landlord’s award, to claim and recover from the condemning authority, such compensation as may be separately awarded or recoverable by Tenant under the Eminent Domain Code in Tenant’s own right for or on account of, and limited solely to, any cost to which Tenant might be put in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements, and equipment.
PARAGRAPH 8. INDEMNITY AND PERSONAL INJURY/PROPERTY INSURANCE
Indemnity
8.01.	Tenant agrees to indemnify and hold Landlord harmless against any and all claims, demands, damages, costs, and expenses, including all attorneys’ fees and associated costs, arising from the conduct or management of Tenant’s business on the Leased Premises, Tenant’s use of the Leased Premises, Tenant’s presence in the Building or on the Property, or from any breach on the part of Tenant of any conditions of this Lease, or from any act or negligence of Tenant, its officers, agents, contractors, employees, sublessees, or invitees in or about the Leased Premises, Building, or Property. In case of any action or proceeding brought against Landlord by reason of any such claim, Tenant, on notice from Landlord, agrees to defend the action or proceeding.
Personal Injury and Property Insurance
8.02	Landlord shall at all times during the term of this Lease maintain a policy or policies of insurance insuring the Building against all risk of direct physical loss; provided, Landlord shall not be obligated in anyway or manner to insure any personal property (including, but not limited to, any furniture, fixtures, and equipment, machinery, goods or supplies) of Tenant or which Tenant may have upon or within the Leased Premises or any fixtures installed by or paid for by Tenant upon or within the Leased Premises or any additional improvements which Tenant may construct on the Leased Premises.

Tenant shall, at its expense, during the term hereof, maintain public liability and property damage insurance policies with respect to the Leased Premises. Such policies shall have limits of at least $1,000,000.00 for injury or death to any one person and $3,000,000.00 for any one accident, and $1,000,000.00 with respect to damage to property.
PARAGRAPH 9. MISCELLANEOUS
Mortgages
9.01. Tenant accepts this Lease subject to any deeds of trust, security interests, or mortgages that might now or later constitute a lien on the Property, Building or on improvements to the Property, Building, or the Leased Premises. Tenant must, on demand, execute any instruments, releases, or other documents that are required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such deed of trust, security interest, or mortgage constituting a lien on the Building or improvements in the Building or the Leased Premises, Landlord has the right to waive the applicability of this Paragraph so that this Lease will not be subject and subordinate to any such deed of trust, security interest, or mortgage.
Americans With Disabilities Act
9.02. Landlord agrees that at the commencement of this Lease, the Premises will comply with the requirements of that certain federal statute known as the Americans With Disabilities Act (42 U.S.C. §12101 et seq.) and the regulations promulgated in connection therewith, as the same shall be amended from time to time, hereinafter, collectively, the “ADA,” as and when such compliance is required pursuant to the terms of the ADA. Tenant agrees that any alterations, additions, or improvements which Tenant may make in the Premises during the term or any renewal or extension of this Lease (the “Additional Improvements”), shall be so made in accordance with the terms of this Lease and the ADA, to the extent the ADA is applicable to the Premises as of the date or dates such alterations, additions, or improvements are in the Premises. In addition, Tenant agrees to make any necessary alterations, additions, or improvements to remain in compliance with the ADA during the term and any renewal or extension of this Lease as and when such compliance is required pursuant to the terms of the ADA.
Pennsylvania Law to Apply
9.03. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. All obligations of the parties created by this agreement are performable in Erie County, Pennsylvania.
Legal Construction
9.04. In the event any one or more of the provisions contained in this agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of the agreement, and this agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been included in the agreement.
Amendment
9.05. No amendment, modification, or alteration of the terms of this Lease shall be binding unless in writing, dated subsequent to the date of this Lease, and duly executed by the Landlord and Tenant.

Tenant and Related References
9.06. All references herein to Tenant shall include Tenant’s officers, employees, agents, and invitees.
               Intending to be legally bound hereby, the undersigned Landlord and Tenant execute this Lease on the day and year set forth above.

Landlord: Erie Insurance Exchange By its Attorney-in-Fact, Erie Indemnity Company
By:	/s/ Chip Dufala
Chip Dufala, Executive Vice President
Erie Indemnity Company, as Attorney-in-Fact

Tenant: Erie Indemnity Company
By:	/s/ Cheryl Ferrie
Cheryl Ferrie, Senior Vice President

LEASE
BETWEEN
ERIE INSURANCE EXCHANGE
acting by and through its attorney-
in-fact, ERIE INDEMNITY COMPANY
AND
ERIE INDEMNITY COMPANY
TABLE OF CONTENTS

Paragraph 1. Leased Premises Description and Term	1
Paragraph 2. Basic Rent	2
Paragraph 3. Use of Premises	3
Paragraph 4. Maintenance and Surrender	3
Paragraph 5. Alterations, Additions, Improvements, and Fixtures	3
Paragraph 6. Damage or Destruction	4
Paragraph 7. Condemnation	4
Paragraph 8. Indemnity and Personal Injury/ Property Insurance	5
Paragraph 9. Miscellaneous	6